Advanced Flexible CIGS Solar Cells Enhanced by Broadband Nanostructured Antireflection Coatings

Gopal G. Pethuraja[1,2], Roger E. Welser[1], John W. Zeller[1], Yash R. Puri[1], Ashok K. Sood[1], Harry Efstathiadis[2], Pradeep Haldar[2], and Jennifer L. Harvey[3]

[1]Magnolia Solar, Inc., 251 Fuller Road, Albany, NY 12203, USA
[2]College of Nanoscale Science and Engineering, SUNY Polytechnic Institute, Albany, NY 12203, USA
[3]NYSERDA, 17 Columbia Circle, Albany, NY 12203, USA

Introduction:

- Flexible and lightweight solar cells manufactured via cost-effective, reel-to-reel processes have the potential to revolutionize photovoltaic technology by reducing both the hardware and non-hardware (balance of system) costs associated with solar energy systems.
- Among various thin-film photovoltaic devices, Cu(In,Ga)Se_2 (CIGS) cells exhibit the highest efficiencies. CIGS technology features high broadband light absorption characteristics and excellent light trapping ability.
- This poster reviews recent developments in flexible CIGS solar cells and a technique to further enhance their performance utilizing broadband nanostructured AR coatings.

Record Efficiency CIGS Cells:

Organization	Year	Efficiency (%)	Substrate	Ref.
Stuttgart's Center for Solar Energy and Hydrogen Research	2014	21.7	Soda lime glass	[1]
EMPA, the Swiss interdisciplinary research and services institute for material science and technology	2013	20.4	Polyimide	[2]
Stuttgart's Center for Solar Energy and Hydrogen Research	2011	20.3	Soda lime glass	[3]
NREL	2008	19.9	Soda lime glass	[4]

- Record efficiency CIGS cells utilized multistage co-evaporation process.

CIGS Solar Cell on Flexible YSZ Ceramic Substrates:



Current (A)
Power (W)
Voltage (V)

- PVMC team at SUNY Polytechnic developed and demonstrated 17.3% efficient CIGS cells on flexible YSZ substrates [5].

Flexible CIGS Solar Cells with High Specific Powers:



Specific Power (W/kg)
Device Number



Histogram
Counts
Specific Power (W/kg)

- We have developed flexible lightweight CIGS cells with high specific power of approximately 270 W/kg on titanium foils.

Nanostructured Antireflection Coatings:



Nanostructured Coated Glass
Uncoated Glass
Transmittance (%)
Wavelength (nm)



Nanostructured Coated Glass
Uncoated Glass
Transmittance (%)
Angle of Incidence (deg)

- Ultra-high transmittance for broadband and omnidirectional light.

Solar Cell Performance for Light through AR Coating:



Light through AR coated glass
Light through uncoated glass
Normalized PV J_{sc}
8 AM
Noon
4 PM
Light incident angle [θ](degree)



Solar simulator
θ
6" AR coated glass wafer
Flexible CIGS
Solar Cell

- Light through AR coatings improves performance of flexible CIGS cells.

Impact of AR Coatings on Solar Panels:



AR Layer
PET film
PV Panel
PET film
PV Panel
Normalized Short Circuit Current
% Increase in Short Circuit Current
Solar Panel Tilt Angle (°)

- Nanostructured AR coatings yield approximately 5% to 20% more short circuit current.

Summary:

- Flexible lightweight CIGS solar cells with high specific powers developed on titanium foil.
- Nanostructured AR coatings on solar panels yield 5% to 20% more current.
- Utilizing advanced device designs employing nanostructured optical coatings and exploiting optical cavity effects, we are currently working to develop flexible CIGS solar cells with high specific powers and greater than 20% efficiency.

Acknowledgements:

We wish to thank Randy Stewart, Paul Hauser, Jose Castillo-Aguilella and Eric Aspnes at Prism Solar Technologies, Tucson for their help and support with testing.

References:

[1] P. Jackson et al., *Phys. Status Solidi* **RRL**, (2014) 1.
[2] www.empa.ch/plugin/template/empa/*/131441 EMPA media release dated 17 Jan 2013.
[3] P. Jackson et al., *Prog. In Photovoltics: Research and Applications*, **19**, (2011) 894.
[4] I. Repins et al., *Prog. In Photovoltics: Research and Applications*, **16**, (2008) 235.
[5] D. Fobare et al., *Photovoltaic Specialist Conference (PVSC), 2014 IEEE 40th*, pp. 341-344, 8-13 June 2014.